Exhibit 99.1

Kewaunee Scientific Reports Results for Fourth Quarter and Fiscal Year

STATESVILLE, N.C., June 20, 2017 /PRNewswire/ -- Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its fourth quarter and its fiscal year ended April 30, 2017.

Fourth Quarter 2017 Results:

  Sales of $34,579,000, an increase of 1.4% from the prior year fourth quarter.
  Net earnings of $1,388,000, an increase of 3.8% from the prior year fourth quarter.
  Diluted earnings per share of $0.51, an increase of 2.0% from the prior year fourth quarter.

Full Year Fiscal 2017 Results:

  Record sales of $138,558,000, an increase of 7.7% from the prior year.
  Record net earnings of $4,515,000, an increase of 18.8% from the prior year.
  Diluted earnings per share of $1.66, an increase of 16.9% from the prior year.
  Backlog grew to a record $113,520,000, an increase of 12.9% from the prior year.

Fourth Quarter 2017 Commentary
Sales for the fourth quarter were $34,579,000, up 1.4% from sales of $34,090,000 in the same period of the prior year. Net earnings for the quarter were $1,388,000, or $0.51 per diluted share, compared to net earnings of $1,337,000, or $0.50 per diluted share, in the same period of the prior year.

Sales from domestic operations for the quarter were $29,920,000, up 10.7% from sales of $27,030,000 in the same period of the prior year as project activity continues to increase across the markets served. Sales from international operations were $4,659,000, down 34.0% from sales of $7,060,000 in the same period of the prior year as construction delays impacted multiple customer orders within the period.

"The strong results in the fourth quarter were varied, with domestic operations delivering their strongest quarter of fiscal year 2017 while international operations were significantly impacted by a number of projects that were delayed, for various reasons beyond our control, impacting our ability to deliver product to job sites," said David M. Rausch, Kewaunee's Chief Executive Officer.

Full Fiscal Year 2017 Commentary
Record sales of $138,558,000 were delivered during fiscal year 2017, an increase of 7.7% from sales of $128,626,000 in the prior year. Record net earnings for the year were $4,515,000, or $1.66 per diluted share, up 16.9% from net earnings of $3,802,000, or $1.42 per diluted share, in the prior year. Record sales were again generated due to the overall strength of the laboratory furniture markets domestically, as well as in India and the Middle East.

Sales from domestic operations for the year were $113,081,000, up 9.7% from sales of $103,047,000 in the prior year. Domestic sales grew when compared to the prior year, driven by increased activity across our dealer and distribution networks as well as with end-users. International sales for fiscal year 2017 were $25.5 million, relatively unchanged from fiscal year 2016 sales of $25.6 million.

The order backlog was $113.5 million at April 30, 2017, a record, up from $106.9 million at January 31, 2017, and $100.5 million at April 30, 2016. Incoming orders continued to be strong in all of our key markets, increasing the order backlog to record levels.

Unrestricted cash on hand at April 30, 2017 was $12,506,000, as compared to $5,222,000 at April 30, 2016, and working capital was $32,885,000, as compared to $30,007,000. Short term debt was $4,509,000 at April 30, 2017, as compared to $4,239,000 at April 30, 2016, and long-term debt was $2,431,000 as compared to $3,349,000. The debt-to-equity ratio at April 30, 2017 was .20-to-1, unchanged from April 30, 2016.

"Fiscal year 2017 was another year of continued growth for Kewaunee as we achieved record sales and net earnings," said David M. Rausch. "The Kewaunee Associates continue to focus on delivering world-class products to our customers, and our success is a testament to their dedication. The Company finished the year with another strong backlog and continues to focus on productivity and efficiency projects that I believe will continue to enhance the Company's long-term success.

"Coming off three strong years, I continue to be optimistic about Kewaunee's future and anticipate continued sales and earnings growth in fiscal year 2018. The pace of activity, both domestically and internationally, remains solid as customers continue to invest in projects that require the products and services that we provide."

About Kewaunee Scientific
Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company's corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company's China headquarters and sales office are located in Shanghai, China. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Thomas D. Hull III
704/871-3290

Kewaunee Scientific Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
	Three months ended		Years ended
	April 30,		April 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Net sales	$ 34,579	$ 34,090	$ 138,558	$ 128,626
Cost of products sold	27,247	27,245	111,951	104,918
Gross profit	7,332	6,845	26,607	23,708
Operating expenses	5,581	4,847	20,065	18,010
Operating earnings	1,751	1,998	6,542	5,698
Other income	138	51	496	347
Interest expense	(63)	(70)	(292)	(306)
Earnings before income taxes	1,826	1,979	6,746	5,739
Income tax expense	431	620	2,126	1,862
Net earnings	1,395	1,359	4,620	3,877
Less: net earnings attributable to
the noncontrolling interest	7	22	105	75
Net earnings attributable to
Kewaunee Scientific Corporation	$ 1,388	$ 1,337	$ 4,515	$ 3,802

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$ 0.51	$ 0.50	$ 1.67	$ 1.43
Diluted	$ 0.51	$ 0.50	$ 1.66	$ 1.42

Weighted average number of common
shares outstanding
Basic	2,712	2,685	2,705	2,667
Diluted	2,734	2,699	2,726	2,687

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)
		April 30,	April 30,
		2017	2016
Assets		(Unaudited)
Cash and cash equivalents		$ 12,506	$ 5,222
Restricted Cash		1,435	1,567
Receivables, less allowances		29,889	27,835
Inventories		14,935	15,626
Prepaid expenses and other current assets		1,047	707
Total Current Assets		59,812	50,957
Property, plant and equipment, net		14,027	14,118
Other assets		6,558	7,330
Total Assets		$ 80,397	$ 72,405

Liabilities and Equity
Short-term borrowings and interest rate swaps		$ 3,591	$ 3,818
Current portion of long-term debt		918	421
Accounts payable		11,995	11,722
Other current liabilities		10,423	4,989
Total Current Liabilities		26,927	20,950
Other non-current liabilities		9,333	12,903
Total Liabilities		36,260	33,853
Noncontrolling interest		374	310
Kewaunee Scientific Corporation equity		43,763	38,242
Total Equity		44,137	38,552
Total Liabilities and Stockholders' Equity		$ 80,397	$ 72,405